Filed Pursuant to Rule 433
Registration No. 333-163248

December 2, 2010

Central Hudson Gas & Electric Corporation

Medium-Term Notes, Series G

$8,000,000 2.756% due April 1, 2016
$44,150,000 4.150% due April 1, 2021
$30,000,000 5.716% due April 1, 2041

Term Sheet

Issuer:	Central Hudson Gas & Electric Corporation
Market Type:	Senior Unsecured MTN
Ratings:	S&P A, Moody’s A3, Fitch A
Notes:	2.756% due April 1, 2016	4.150% due April 1, 2021	5.716% due April 1, 2041
Principal Amount:	$8,000,000	$44,150,000	$30,000,000
Trade Date:	December 2, 2010
Settlement Date:	December 7, 2010
Final Maturity:	April 1, 2016	April 1, 2021	April 1, 2041
Interest Payment Dates:	April 1 and October 1, and at maturity
1st Coupon Payment Date:	April 1, 2011
Coupon:	2.756%	4.150%	5.716%
US Treasury Benchmark:	UST 1.375% due November 30, 2015	2.625% due November 15, 2020	3.875% due August 15, 2040
US Treasury Yield:	1.676%	3.000%	4.266%

Business day convention:	30/360
Re-offer Price:	100%
Redemption:	Not redeemable prior to maturity
Denomination:	$1,000 x $1,000
Agents:	J.P. Morgan Securities LLC $4,000,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $4,000,000	J.P. Morgan Securities LLC $22,075,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $22,075,000	J.P. Morgan Securities LLC $15,000,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $15,000,000
CUSIP:	15361GAV7	15361GAW5	15361GAX3
Use of Proceeds:
The net proceeds of the sale of the Notes will be used by the Issuer to redeem, repay or otherwise retire, or purchase, all or a portion of the Pollution Control Refunding Revenue Bonds (Central Hudson Gas & Electric Company Projects), 1999 Series C and the Pollution Control Refunding Revenue Bonds (Central Hudson Gas & Electric Company Projects), 1999 Series D previously issued by the New York State Energy Research and Development Authority in the aggregate principal amount of $82,150,000 currently outstanding in the same principal amount.

The security ratings above are not a recommendation to buy, sell or hold the securities hereby. The ratings may be subject to revision or withdrawal at any time by Moody's Investors Service, Standard & Poor's Ratings Services and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4533 at J.P. Morgan Securities LLC and toll-free 1-800-294-1322 at Merrill Lynch, Pierce, Fenner & Smith Incorporated.